EXHIBIT 3

CONSENT OF INDEPENDENT AUDITORS

     We consent to the use of our report dated February 5, 2004 (except as to Note 16, which is as of September 14, 2004), with respect to the consolidated financial statements of Manulife Financial Corporation, as amended, included in this Amended Annual Report (Form 40-F/A) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ “Ernst & Young LLP”

Ernst & Young LLP
Toronto, Ontario
September 14, 2004